PATENT LICENSE AGREEMENT

This license Agreement (Agreement) dated as of June 1, 2009 (the Effective Date) is made between Stephen Key Design, LLC (“SKD”), having a mailing address of 2111 Geer Road, Suite 211, Turlock, California 95382 and AquaBlue International, Inc. (Licensee), having a mailing address of 1 Hershey Drive, P.O. Box 2100, Smith’s Falls, Ontario, Canada, KTA 4T8. SKD and Licensee shall be collectively referred to herein as “the parties.”

On the terms and conditions of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, SKD and Licensee hereby agree as follows:

1.	INTRODUCTION

SKD is the owner of certain proprietary rights to inventions as described in Appendix A. SKD desires to license certain rights in the invention to Licensee on an exclusive basis, subject to certain restrictions, which are more fully set forth herein.

2.	DEFINITIONS

2.01
“Licensed Technology” means all United States patent applications and issued patents covering any invention relating to any an all continuations, continuations-in-part, amendments, divisions, reissues, and re-examinations of such applications or based thereon and equivalents thereof and any and all modifications or improvements thereof hereafter obtained, developed, conceived or reduced to practice by SKD during the term of this Agreement relating to Licensed Products, and any and all unpatented knowledge, technology, know-how and technical information owned by SKD and related to any of the foregoing including, without limitation, those listed in Appendix A.

2.02
“Licensed Product” means any product made, in whole or in part, marketed sold, or distributed by Licensee in any  and all channels of distribution with use of the Licensed Technology including, without limitation, spin labels for carbonated and non carbonated beverage containers as well as spin labels for bottled water containers.

2.03	“Territory” means worldwide
2.04
“net Sales Revenue” means the actual invoiced receipts (sales quantity multiplied by Licensee’s selling price) from customers for Licensed Products sold and payment therefore received by Licensee, less Allowable Deductions. Net Sales Revenues do not include charges for transportation of Licensed Products or sales taxes, or any applicable goods and services tax or other value added or similar tax.

2.05	“Allowable Deductions” means:
(i)	customer returns,

(ii)	customer bill-backs or adjustments
(iii)	defective goods

(iv)	third party commissions
(v)	cash discounts or

(vi)	volume discounts (i.e. a lower initial selling price given solely in exchange for the purchase of Licensed Products over a specified volume level).

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3.	GRANT OF RIGHTS

(i)
SKD grants to Licensee an exclusive license to manufacture and have manufactured, to market and have marketed, to sell and have sold, and to distribute the Licensed Technology and any Licensed Product in the Territory, with right of assignment or sublicense to a third party upon written approval of SKD, which approval shall not be unreasonably withheld. The exclusive rights are limited based on prior commitments and contracts that SKD has entered into; therefore certain other parties will have rights to use the Licensed Technology on similar Licensed Products as does the Licensee. The additional parties previously granted rights to use the Licensed Technology are limited exclusively to those detailed in Appendix B.

(ii)	SKD retains the right to approve clients of the Licensed Products, which approval shall not be unreasonably withheld.

4.	TERM

The Term of this Agreement shall commence upon the Effective Date and shall terminate December 31, 2014 (five years and seven months from the Effective Date). Contract may be extended on a year to year basis based on Licensee meeting or exceeding the prior year minimum guarantee.

5.	ROYALTIES / GUARANTEES / PAYMENTS

(i)
Licensee agrees to pay SKD a Royalty of five (5%) percent of Net Sales Revenue on all Licensed Product it manufactures, sells and distributes. Licensee agrees to pay this royalty on all Licensed Products sold in the Territory, including those sold where patent protection does not exist.

(ii)	Licensee agrees to pay SKD a royalty of fifty (50%) percent of all revenue generated from sublicenses.

(iii)	Licensee agrees to pay SKD ten (10%) percent of all revenue generated by the sale of advertising, sponsorships, games, and promotions to be used on the Licensed Product.
(iv)	Licensee agrees to pay SKD minimum guarantee each year of the contract period as follows:

June 1, 2009	$50,000
Year 1	$100,000
Year 2	$150,000
Year 3	$200,000
Year 4	$250,000
Year 5	$350,000

Payment of the Year 1 guarantee will take place no later than January 31, 2010. Following year guarantees shall be payable in four quarterly installments. All guarantees are recoupable against royalties earned during the year.
(v)	Royalties are due and payable within 30 days of the end of each quarter.
(vi)	All payments to be made in U.S. Dollars.

6.	BUYOUT
The parties understand and agree that the Licensed Product may draw the interest of a major leader in the beverage industry. In the event that such a company is interested in a buyout of the Licensed Technology, Licensee shall be entitled to 25% of revenue generated by the sale of the Licensed Technology.

7.	VENDOR APPROVAL

SKD and Licensee will jointly develop and approved vendor list which is not limited to, but may include label suppliers, adhesive manufacturers and equipment suppliers. SKD has final approval on all vendors. Any contracts entered into b y Licensee and sub licensees must specify that only approved vendors may be used for the Licensed Technology.

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8.	MEDIA APPROVAL

Licensee may use press releases, promotional announcements, advertising, media blasts and other media strategies to announce this Agreement or to advertise Licensed products. SKD reserves the right to approve any and all such media prior to its distribution; such approval shall not be unreasonably withheld.

9.	AUDIT
Licensee shall keep accurate books of account and records covering all transactions relating to the license granted in this Agreement. SKD or its duly authorized representatives shall have the right, upon five days prior written notice and during normal business hours, to inspect and audit Licensee’s records relating to the Licensed Products and Licensed Technology Licensed under this Agreement. SKD shall bear the cost of such inspection and audit, unless the results indicate an underpayment greater than Ten Thousand Dollars ($10,000) for any quarterly period. In that case, Licensee shall promptly reimburse SKD for all costs of the audit along with the amount due with interest on such sums.

10.	SKD WARRANTIES.

SKD represents and warrants that:
(i)
it has the power and authority to enter into this Agreement and has no knowledge as to any third party claims regarding the proprietary rights in the Licensed Products or Licensed Technology which would interfere with the rights granted under this Agreement;

(ii)	It has the right to license any and all rights to the Licensed Technology and the Licensed Products under this Agreement;

(iii)
It is the owner of all right, title and interest in and to the Licensed Technology and it will take all appropriate steps to maintain such rights granted to Licensee hereunder, and it has not made and will not make any commitments to others inconsistent with such rights;

(iv)	It is granting the rights licensed to Licensee hereunder, free and clear of any liens or encumbrances;

(v)
As of the date of this Agreement, it has not received any notice from a third party claiming any ownership interest in any of the rights licensed hereunder nor has it received any notice from a third party claiming that the use of such rights infringes the rights of others; and

(vi)	As of the date of this Agreement, no reissue, reexamination, interference, opposition or equivalent proceeding has been commenced with respect to any of the Licensed Technology.

11.	INDEMNIFICATION BY SKD

SKD shall indemnify, defend and hold harmless Licensee from any damages and liabilities (including reasonable attorneys’ fees and costs) arising from (a) any breach of SKD’s representations, warranties and covenants unless this Agreement and (b) any claim that the Licensed Technology infringes the patent or intellectual property rights of any third party.

12.	LICENSEE WARRANTIES

(i)
Licensee represents and warrants that it will use its reasonable commercial efforts to manufacture, market, sell, and distribute the Licensed Product and that its manufacture, marketing, sale and distribution of the Licensed Product shall be in conformance with all applicable laws and regulations.

(ii)
Licensee further represents and warrants that all labeled and bottled beverages manufactured by either Licensee or any sublicense will meet applicable government regulations and quality assurance standards. Licensee shall maintain at all times suitable product liability insurance covering all labeled beverage bottles manufactured and sold by Licensee hereunder in an amount of not less than $10,000,000 per occurrence, naming SKD as an additional insured party. Licensee shall provide SKD with copies of certificates evidencing the foregoing insurance coverage.

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13.	INDEMNIFICATION BY LICENSEE.

Licensee shall indemnify, defend and hold harmless SKD from any damages and liabilities (including reasonable attorneys’ fees and costs) arising from (a) any breach of Licensee’s representations, warranties and covenants under this Agreement, and 9b) any claims arising out of Licensee’s advertising or marketing of the Licensed Technology or the Licensed Products, except to the extent based on information provided to Licensee by SKD.

14.	OWNERSHIP/INFRINGEMENT AGAINSTS THIRD PARTIES

(i)
The Licensed Technology as well as any Improvements (including improvements made, developed, or conceived of by the Licensee after the Effective Date) and all intellectual property rights relating to the Licensed Technology shall be owned and shall be the exclusive property of SKD.

(ii)
Licensee agrees to notify SKD of any improvements or possible patent filings related to the Licensed Technology. SKD will have the right to file for patent protection on any Improvements or Intellectual Property developed; Licensee will pay for all costs associated with such actions. Licensee will have rights to use any Improvements, patents, or patents pending for the duration of the contract.

(iii)
In the event that either party learns of limitations or infringements of the Licensed Technology or the Licensed Products, the party shall promptly notify the other party in writing of the infringements or limitations. SKD shall have the right to commence lawsuits against third persons arising from infringement of the Licensed Technology or the Licensed Products. In the event that SKD does not commence a lawsuit against an alleged infringer within sixty days of notification by Licensee, Licensee may commence a lawsuit against the third party. Before filing suit, Licensee shall obtain the written consent of SKD to do so and such consent shall not be unreasonably withheld. SKD will cooperate fully and in good faith with Licensee for the purpose of securing and preserving Licensee’s rights to the Licensed Technology and the Licensed Products. Any recovery (including, but not limited to a judgment, settlement or licensing agreement included as resolution of an infringement dispute) shall be divided equally between the parties after deduction and payment of reasonable attorney’s fees to the party bringing the lawsuit.

15.	CONFIDENTIALITY

The parties acknowledge that each party may be furnished or have access to confidential information that relates to each other’s business (the “Confidential Information”). In the event that Confidential information is in written form, the disclosing party shall label or stamp the materials with the word :Confidential” or some similar warning. In the event that Confidential Information is transmitted orally, the disclosing party shall promptly provide a writing indicating that such oral communication constitutes Confidential Information. The parties agree to maintain the Confidential Information in strictest confidence for the sole and exclusive benefit of the other party and to restrict access to such Confidential Information to persons bound by this Agreement, only on a need-to-know basis. Neither party, without prior written approval of the other, shall use or otherwise disclose to others, or permit the use by others of , the Confidential Information.

16.	SKD’S RIGHT TO TERMINATE

SKD shall have the right to terminate this Agreement, upon thirty (30) days prior written notice to Licensee to cure, for the following reasons:
(a)
Licensee fails to pay Royalties when due or fails to accurately report Net Sales Revenue, under this Agreement or fails to comply with any other material obligation of Licensee set forth in this Agreement, and such failure is not cured within thirty days after written notice from SKD; or

(b)	Licensee fails to maintain confidentiality regarding SKD’s Confidential Information.

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17.	EFFECT OF TERMINATION

Promptly after termination of this Agreement, all Royalty obligations as established in the Payments Section shall immediately become due. Promptly after the termination of this Agreement, all rights granted to Licensee under this Agreement shall terminate and revert to SKD, and Licensee will refrain from further marketing, manufacturing, distribution, or use of any Licensed Technology or Licensed Product.

18.	SURVIVAL

The obligations of Section 7, 8, 9, 12, 13, 15, and 16 through and including 25 shall survive any termination of this Agreement.

19.	DISPUTE RESOLUTION

If a dispute arises and cannot be resolved by the parties, either party may make a written demand for formal resolution of the dispute. The written request will specify the scope of the dispute. Within 30 days after such written notice, the parties agree to meet, for one day, with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within 30 days of the one-day mediation, either side may start litigation proceedings.

20.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed in accordance with the laws of the State of California.

21.	WAIVER

The failure to exercise any right provided in this Agreement shall not be a waiver of prior or subsequent rights.

22.	SEVERABILITY

If any provision of this Agreement is invalid under applicable statute or rule of law, it is to be considered omitted and the remaining provision of this Agreement shall in no way be affected.

23.	ENTIRE UNDERSTADING

This Agreement expresses the complete understanding of the parties and supersedes all prior representations, agreements and understandings, whether written or oral. This Agreement may no t be altered expect by a written document signed by both parties.

24.	ATTCHMENTS AND EXHIBITS

The parties agree and acknowledge that all attachments, exhibits and schedules referred to in this Agreement are incorporated in this Agreement by reference.

25.	NOTICES

Any notice or communication required or permitted to be given under this Agreement shall be sufficiently given when received by certified mail, or sent by facsimile transmission or overnight courier or, with evidence of receipt, sent by electronic mail.

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26.	NO JOINT VENTURE OR AGENCY

Nothing contained in this Agreement shall be construed to place the parties in the relationship of agent, employee, franchisee, officer, partners or joint ventures. Neither party may create or assume any obligation on behalf of the other .

27.	ASSIGNABILITY

This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior consent of the other party, which consent shall not be unreasonably withheld.

Each party has signed this Agreement through its authorized representative. Each party, having read this Agreement, indicates its consent to the terms and conditions by its signature below.

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APPENDIX A

“Rotating Label system and method”
U.S. Patent Nos. 6,086,697, 6,402,872 and 7,087,298 to Key

“Roll-fed method for constructing a rotatable label system”
U.S. Patent Nos. 6,237,269, 6,631,578 and 7,172,668 to Key

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APPENDIX B

1.	Dr. Brian Kaplan – Worldwide rights to liquid pharmaceutical products.

2.	CCL label – U.S. rights to pressure sensitive forms of rotating labels

3.	ABC Beverage – U.S. rights to beverage products manufactured under license from Disney Consumer Products, Inc.

4.	First Fruits and Beverage Company – U.S. rights to carbonated and non – carbonated beverages and bottled water

5.	Third Generation – U.S. rights to carbonated and non-carbonated beverages, excluding water.

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Exhibit C

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Spinformation ®

Spinformation® is a licensing company specializing in rotating label technology with specific regard to the packaged goods industry. The rotating label adds 75% more labeling space to a container.

The rotating label is offered in a variety of label technologies such as Pressure Sensitive (PS), Cut & Stack, Roll Fed, Shrink Sleeve and Stretch Sleeve.

Founded in 1998, parent company Stephen Key Design, LLC has patent rights to the rotating label technology from founder and CEO, Stephen Key. The Spinformation® patent portfolio includes 12 United States Patents for the rotating label technology.

Spinformation's® mission is to successfully provide our clients with an innovative label technology that empowers both the company and product by increasing effective labeling space, and thus engages the consumer to interact with the package.

Intellectual Property

The unique technology of Spinformation® has been granted 12 United States Patents.

These patents cover every aspect of the labeling industry from Pressure Sensitive,  Roll Fed, Cut & Stack, Shrink and Stretch Sleeve Labels.

5,809,674
5,884,421
6,086,697
6,129,802
6,212,803
6,237,269
6,385,878
6,402,872
6,631,578
6,649,007
7,087,298
7,172,668

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